Exhibit 10.1

DATED        13 JANUARY 2017

(1) VISLINK PLC

(2) VISLINK INTERNATIONAL LIMITED

(3) VISLINK INC

and

(4) XG TECHNOLOGY, INC.

DEED OF VARIATION

relating to a business purchase agreement made on 16 December 2016

THIS AGREEMENT is made on	13 January 2017

(1)	VISLINK PLC (incorporated in England and Wales with company number 04082188) whose registered office is at Marlborough House, Charnham Lane, Hungerford, Berkshire, RG17 0EY ("Guarantor");

(2)	VISLINK INTERNATIONAL LIMITED (incorporated in England and Wales with company number 02074604) whose registered office is at Marlborough House, Charnham Lane, Hungerford, Berkshire, RG17 0EY (the "UK Seller");

(3)	VISLINK INC (incorporated in the state of Delaware USA with registered number 061165211) whose registered office is at 300 Delaware Avenue, 9th Floor DE5403, Wilmington, Delaware, USA (the "US Seller") (the UK Seller and the US Seller together, the "Sellers"); and

(4)	XG TECHNOLOGY, INC. (incorporated in the state of Delaware USA with registered number 3562449) whose registered office is at 240 South Pineapple Avenue, Suite 701, Sarasota, FL 34236, United States of America (the "Buyer").

INTRODUCTION:-

(A)	On 16 December 2016, the parties to this Agreement entered into an agreement for the sale and purchase of the business of the Sellers operating under the name Vislink Communication Systems to the Buyer (the "Existing Agreement").

(B)	The parties wish to record their agreement and their consent to the Existing Agreement being varied in accordance with this Agreement and intend that this document shall have effect as a deed.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (which shall be deemed to include the Schedule to this Agreement):-

1.1.1	unless otherwise defined words and phrases defined in the Existing Agreement shall bear the same meanings when used in this Agreement; and

1.1.2	the provisions of clauses 1.2 and 1.4 of the Existing Agreement shall apply to this Agreement as if set out herein in full.

2.	VARIATION

2.1	The parties to this Agreement agree and consent (insofar and for such purposes as their respective agreement and consent is required) that, subject to the satisfaction of the Amendment Approval Condition, with effect from the date of this Agreement the Existing Agreement shall be varied as follows:-

2.1.1	the following definitions shall be included in clause 1 of the Sale Agreement:

"Amendment Approval Condition"	the passing of the Amendment Approval Resolution by the requisite majority at a duly convened meeting of the members of the Guarantor

"Amendment Approval Resolution"	the resolution numbered 1 set out in the notice of General Meeting which is set out in the Circular as amended from time to time and any other resolution required from time to time to approve the proposed transaction

"Circular"	the circular to be sent by or on behalf of the Guarantor to members of the Guarantor substantially in the form attached but subject to such amendments as the Guarantor may require

"CML"	the customer known as CML Projects Technology Limited

"CML Receivable"	all amounts due to a Seller in respect of the Business from CML

"Deferred Consideration"	$9,500,000 together with interest thereon from and including 9 January 2017 down to and including the date on which the Buyer repays in full all amounts due under each Seller's Loan Note

"General Meeting"	the general meeting of the members of the Guarantor notice of which is set out in the Circular as the same may be amended from time to time

"Initial Consideration"	$6,500,000

"Loan Notes"	the loan notes to be issued by the Buyer to each of the Sellers on Completion in the agreed form and "Loan Note" shall be construed accordingly

"Repayment Date"	the date 45 days following the date of Completion

"Security"	the security over the Business and Assets granted by the Buyer to the Sellers in respect of all indebtedness of the Buyer pursuant to the Loan Notes

"Sellers' Solicitors' Client Account"	the Pinsent Masons LLP US Dollar Client Account, account number MACLGE-USDC, sort code 15-80-00

2.1.2	the definition of "Transfer Date" in clause 1.1. of the Existing Agreement shall be deleted and replaced by the following:

""Transfer Date"	the date of Completion"

2.1.1	the definition of "Consideration" in clause 1.1. of the Existing Agreement shall be deleted and replaced by the following:

""Consideration"	the aggregate of the Initial Consideration and the Deferred Consideration"

2.1.2	clause 5.1 of the Existing Agreement shall be deleted and replaced by the following:-

“5.1	The consideration for the sale of the Business and the Assets is the Consideration which is apportioned between the Assets and the UK Seller and the US Seller as set out in Schedule 1 which shall be satisfied by:-

5.1.1	the payment by the Buyer of the Initial Consideration in cash into the Sellers' Solicitors' Client Account by 3.00pm on Friday 13 January 2017. The Initial Consideration is to be held by the Sellers' Solicitors as stakeholders pending the satisfaction of the Amendment Approval Condition;

5.1.2	if the Amendment Approval Condition is not satisfied by 5.00pm on Friday 10 February 2017 (or such later date as the parties may agree or such later date as the Guarantor may specify in accordance with Clause 3), the Initial Consideration shall be returned by the Sellers' Solicitors to such account of the Buyer's Lawyers as the Buyer shall provide;

5.1.4	upon the satisfaction of the Amendment Approval Condition, the Sellers' Solicitors shall release the Initial Consideration to the Sellers and on Completion the UK Seller shall pay $62,500 from the Initial Consideration received by it into the Escrow Account and the US Seller shall pay $62,500 from the Initial Consideration received by it into the Escrow Account. The remainder of the Initial Consideration will not be repayable to the Buyer in any circumstance. Any interest earned on the Initial Consideration shall accrue to the Sellers. The Sellers' Solicitors may deduct from the Initial Consideration any costs or expenses incurred by them in holding the Initial Consideration or making any payment from such funds. No party shall give or purport to give the Sellers' Solicitors any instruction or direction which is inconsistent with this Agreement;

5.1.5	the issue of the Loan Notes in satisfaction of the Deferred Consideration free from all Encumbrances and free from any set off or deduction and the execution and deliver of the Security. The Loan Note to be issued to the UK Seller shall be in respect of 71.875% of the Deferred Consideration and the Loan Note to be issued to the US Seller shall be in respect of 28.125% of the Deferred Consideration; and

5.1.6	upon and subject to repayment of the Loan Notes in full by the Repayment Date in cash into the Sellers' Solicitors' Client Account, the Sellers' Solicitors shall be instructed to pay $125,000 from the sum received into the Escrow Account on behalf of the Sellers (as to one half each).

All payments are to be made in accordance with Clause 5.4.";

2.1.3	clause 5.2 of the Existing Agreement shall be deleted and replaced by the following:

"The Escrow Amount shall be dealt with in accordance with Clause 5.1 and the provisions of Schedule 14 shall apply to the Escrow Account." ;

2.1.4	clause 7.1 of the Existing Agreement shall be deleted and replaced by the following:

"Unless this Agreement is previously terminated in accordance with its terms, Completion shall take place at the offices of the Sellers' Solicitors (or at any other place agreed in writing by the Buyer and the Sellers) on 2 February 2017 or on the day on which the Amendment Approval Condition is satisfied when the business referred to in this Clause 7 shall be transacted."

2.1.5	clause 7.3 of the Existing Agreement shall be deleted and replaced by the following:-

"At Completion the Buyer shall:-

7.3.1	execute and deliver the Loan Notes to the Sellers as referred to in Clause 5.1;

7.3.2	execute and deliver the Security to the Sellers as referred to in Clause 5.1;

7.3.3	sign the Escrow Account Instruction Letter; and

7.3.4	deliver to the Sellers a copy, certified to be a true copy by a director or secretary of the Buyer, of a resolution of the Buyer's board of directors (or an authorised committee of that board) approving Completion and authorising the execution and completion of this Agreement and the Transaction Documents.";

2.1.6	clause 7.4 of the Existing Agreement shall be deleted and replaced with the following:

"No party is obliged to complete this Agreement unless each of the other parties has performed all its obligations under this Clause 7. Further the Buyer is not obliged to complete this Agreement unless the sale and purchase of all of the Assets is completed in accordance with this Agreement (but so that completion of the purchase of some of the Assets will not affect the rights of the Buyer with respect to the others).";

2.1.7	in clause 7.5 of the Existing Agreement the words "13 January 2017" shall be replaced by "10 February 2017";

2.1.8	in clause 7.7 of the Existing Agreement the words "13 January 2017" shall be replaced by "10 February 2017";

2.1.9	the words "Subject to Completion" shall be inserted at the commencement of each of clauses 15.2 and 15.3 of the Existing Agreement";

2.1.10	inserting a new clause 15.6 into the Existing Agreement as follows;

2.1.11	"15.6 Notwithstanding any other provision of this Agreement both the Sellers and the Buyer shall take such steps as they each deem most likely to lead to the payment in cash of the CML Receivable. The Sellers shall be entitled to any sums received in respect of the CML Receivable on or before 30 September 2017 subject to a maximum amount of US$2 million. Any balance shall be for the benefit of the Buyer. The Buyer will not do anything to hinder the collection of the CML Receivable.";

2.1.12	the following words shall be added to the definition of "Stock" in clause 1.1 of the Existing Agreement "but excluding, subject to Clause 15.7, the CML Stock" and adding to clause 1.1 of the Existing Agreement the following:

"CML Stock the stocks of the Business as at the date of Completion held the Sellers' Billerica site (being the property numbered 4 in Part 5 of Schedule 9 of the Existing Agreement)"; and

2.1.13	inserting a new clause 15.7 into the Existing Agreement as follows:

“15.7	The CML Stock shall be held pending the receipt of the CML Receivable or to such time as the parties may agree. If the CML Receivable is not received within fifteen (15) Business Days of Completion the Buyer shall deliver to the Sellers at the Billerica site (being the property numbered 4 in Part 5 of Schedule 9 of the Existing Agreement)" and the Sellers shall remove the CML Stock at their own expense and hold the CML Stock until the earlier of (a) 30 September 2017 and (b) the receipt of the CML Receivable. Upon receipt of the CML Receivable prior to 30 September 2017 the Sellers shall at their own expense deliver the CML Stock to CML."

2.1.14	Clause 18.5.3(a) of the Existing Agreement shall be deleted and replaced with the following:

"any act, omission, obligation or liability in relation to any UK Employee that occurs or arises on or after the Transfer Date including, but not limited to, all acts, omissions, obligations and liabilities arising in relation to or as a result of the measures referred to in the letter from Roger Branton of the Buyer to James Walton of the Seller dated 11 January 2017 or all and any liabilities arising in connection with Regulation 4(9) of the Regulations."

3.	GENERAL MEETING

The Guarantor intends to finalise the Circular as soon as reasonably practicable and to convene the General Meeting for Thursday 2 February 2017 or as soon thereafter as reasonably possibly and in any event by Friday 10 February 2017. In the event that the Buyer is in breach of the Existing Agreement and/or this Agreement then the Guarantor may in its absolute discretion by notice in writing to the Buyer extend the date by which the Amendment Approval Resolution must be passed as may be necessary to allow the Guarantor to convene and hold as promptly as possible a further general meeting of the Company to consider the transaction proposed by the Existing Agreement and this Agreement and to obtain any necessary approval of the transaction by its members. Subject to the foregoing the Guarantor shall use all reasonable efforts to despatch the Circular on the Business Day following the execution of this Agreement and in any event within five Business Days of such date. The Guarantor will consult with the Buyer in relation to the wording of the Circular

4.	Memorandum

The Buyer confirms that it will following execution of this Agreement endorse on the Existing Agreement a memorandum of the execution of this Agreement.

5.	GENERAL

5.1	The parties to this Agreement hereby acknowledge and agree that, subject to the satisfaction of the Amendment Approval Condition and then except as specifically and expressly varied by this Agreement, the Existing Agreement shall remain in full force and effect.

5.2	The provisions of clauses 37, 38 and 39 of the Existing Agreement shall apply to this Agreement as if set out in full herein.

5.3	The parties will work in good faith towards agreeing and signing the Loan Notes and the terms of the Security by 5.00 p.m. London time on 20 January 2017 (or such later date as they may agree), failing which they shall appoint, at the request of either party, an independent law firm who shall finalise the form of the Loan Notes and the terms of the Security which shall be on arm's length terms as between a willing loan note holder and debtor, and will include usual provisions for accelerated payment in the event of default, insolvency, etc. The independent firm shall act as an Expert and not as an arbitrator and its costs will be met as one half by the Buyer and one half by the Sellers. The independent law firm will be instructed to finalise the form of the Loan Notes and Security on or before the Business Day prior to the date of the General Meeting. If the parties are unable to agree an independent law firm then at the request of the Buyer or the Sellers such firm shall be identified by the President for the time being of the Institute of Chartered Accountants in England and Wales.

EXECUTED AS A DEED by the parties on the date which first appears in this Agreement.

EXECUTED (but not delivered until the date hereof) as a Deed by VISLINK PLC acting by two Directors or a Director and the Secretary:-	) ) ) ) )

Director /s/ Oliver Ellingham

Director/Secretary /s/ Alison Unitt

EXECUTED (but not delivered until the date hereof) as a Deed by VISLINK INTERNATIONAL LIMITED acting by two Directors or a Director and the Secretary:-	) ) ) ) )

Director /s/ James Walton

Director/Secretary /s/ John Hawkins

EXECUTED (but not delivered until the date hereof) as a Deed by VISLINK INC acting by ,authorised signatory, and , authorised signatory:-	) ) ) ) )

/s/ Mike Payne
Authorised signatory

/s/ Doug Fergusson
Authorised signatory

EXECUTED (but not delivered until the date hereof) as a Deed by XG TECHNOLOGY INC acting by ,authorised signatory, and , authorised signatory:-	) ) ) ) )

/s/ George Schmitt
Authorised signatory

/s/ Roger Branton
Authorised signatory